CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Wednesday, May 5, 2021

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES FIRST QUARTER 2021 RESULTS

Highlights
•Revenue increased 23.5% to $149.2 million, driven by continued strong consumer demand for small kitchen appliances across the Company's core North American market
•Operating profit increased to $5.3 million compared to $0.5 million
•Net income from continuing operations increased to $2.9 million, or $0.21 per diluted share, compared to a net loss from continuing operations of $1.4 million, or $0.10 per diluted share
•Strong consumer demand in the North American market is expected to continue

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced results for the first quarter of 2021.

First Quarter 2021 Compared to First Quarter 2020
Total revenue increased 23.5% to $149.2 million compared to $120.8 million. Revenue in the North American consumer market increased significantly, driven by strong demand in the US, Canadian and Latin American markets. In the global commercial market, while revenue decreased in the first quarter, this marketplace is currently rebounding, and results are expected to improve significantly in 2021 compared to 2020 as the food service and hospitality industries recover from pandemic-driven declines.
In the first quarter, Company sales through the ecommerce channel increased 59% and accounted for 35% of total revenue. Sales of the Company's premium products increased 46%.
Gross profit margin increased to 21.2% compared to 20.7%, primarily due to customer and product mix. Selling, general and administrative expenses were $26.4 million compared to $24.2 million in the first quarter of 2020, driven primarily by an increase in third-party and consulting services fees as well as increased employee-related costs.
Operating profit increased to $5.3 million compared to $0.5 million. Net income from continuing operations increased to $2.9 million, or $0.21 per diluted share, compared to a net loss from continuing operations of $1.4 million, or $0.10 per diluted share.

Cash Flow and Debt
For the first quarter of 2021, use of cash before financing activities, which is comprised of cash used for operating and investing activities from continuing operations, was $3.6 million compared to a use of $10.7 million in the prior year period. Net working capital increased by $71.1 million and reflected an increase in inventory and trade receivables partially offset by higher accounts payable. Increased inventory is due to the Company's planning for anticipated continued strong consumer demand for its products as well as to ongoing congestion in the transportation supply chain. Higher trade receivables are mainly attributable to the increased sales in the first quarter of 2021. Net debt, or debt minus cash and cash equivalents, at March 31, 2021 was $101.2 million compared to $67.5 million at March 31, 2020, and $96.0 million at December 31, 2020, and reflects the changes in net working capital.

Outlook
The strong momentum experienced by the Company in the fourth quarter of 2020 continued into the first quarter of 2021, driven by strong consumer demand for its products in its core North American market. Demand is expected to remain relatively strong throughout 2021. The Company believes that consumers will continue to cook more at home even as the pandemic recedes, due to the development of new cooking habits. Additionally, household formation by millennials and boomers transitioning to new homes or remodeling are ongoing demographic trends that are expected to continue to drive demand for small kitchen appliances.
In the global commercial market, the food service and hospitality industries are currently rebounding as vaccines are administered and people begin to resume dining out and traveling, although not expected to fully return to pre-pandemic levels in 2021. The Company continues to be optimistic about the potential for the global commercial market and expects significant revenue and profit growth in 2021, based on order patterns and customer input. Hamilton Beach Brands continues to invest in new commercial products and expand its offerings across the food service kitchen. The Company also continues to invest in digital marketing and ecommerce and has strengthened its partnerships with regional and global chains, all of which position it well as the commercial market continues to rebound.
For the first half of 2021, including better-than-expected results in the first quarter, the Company expects revenue to increase and operating profit to increase significantly compared to the first half of 2020.
Certain pressures in the global supply chain that are affecting a wide range of industries could have an impact on the Company’s ability to satisfy the anticipated strong demand in the second half of 2021. Material and transportation costs are increasing, and shipping and transportation congestion challenges persist. The company is taking a number of steps to mitigate these conditions.
The Company will provide a more detailed outlook on the second half and full year 2021 when it announces second quarter 2021 results.
The Company continues to make progress with its strategic initiatives to drive growth in revenue and operating profit margin over time. In 2021, the Company plans to further increase its focus on ecommerce and position itself for growth in dollars and share. The Company is supporting growth in the ecommerce channel with a number of digital marketing programs, expansion of its direct-to-consumer distribution operation and increasing its participation with pure-play and omnichannel customers.
In the premium market, the Company plans to support the strong momentum and revenue growth of the last two quarters with continued investments in robust new product development as well as pursuing additional partnerships and licensing agreements to further expand its participation in the premium market.
In 2021, the Company plans to increase investment in new opportunities in the home, particularly in the large and fast-growing health and wellness space. Two examples of this include expanding its air purification offerings and entering the water filtration category.
The Company’s leading portfolio of consumer preferred brands and products, which ranges from value to luxury and covers more than 50 categories, is a key competitive advantage. Hamilton Beach Brands introduced nearly 70 new products in 2020 and expects to introduce approximately 130 new products over the years 2021 and 2022. Even with employees working remotely, the Company's new product development process is working well. These accomplishments are playing an important role in the Company’s ability to benefit from the broad small appliance demand across the cooking and beverage categories.

Conference Call
    The Company will conduct an earnings conference call and webcast on Thursday, May 6, 2021, at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 227-5844 (Toll Free) or (647) 689-4071 (International), Conference ID: 2459787. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
    Hamilton Beach Brands Holding Company is a holding company for Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston®, TrueAir® and BrightlineTM personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances and CHI® premium garment care products. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-Looking Statements
    The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to ship products to meet the anticipated increase in demand, (2) the Company’s ability to successfully manage the anticipated transportation constraints, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on our business; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of sourced products, (8) delays in delivery of sourced products, (9) changes in or unavailability of quality or cost effective suppliers, (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which HBB buys, operates and/or sells products, (11) the impact of tariffs on customer purchasing patterns, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of, changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) difficulties arising as a result of our implementation, integration or operation of an enterprise resource planning system in the US, (18) our ability to successfully remediate the material weaknesses in our internal control over financial reporting disclosed in Item 9A of the Annual Report on Form 10-K within the time periods and in the manner currently anticipated, additional material weaknesses or other deficiencies that may arise in the future or our ability to maintain an effective system of internal controls, (19) the Company's ability to effectively plan and manage the relocation to our new distribution center, and (20) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2020. Furthermore, the situation surrounding COVID-19 remains fluid and the potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price increases the longer the virus impacts activity levels in the US and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position, liquidity and stock price. The extent of any impact will depend on the extent of new outbreaks, the extent to which new shutdowns may be needed, the nature of government public health guidelines and the public’s adherence to those guidelines, the impact of government economic relief on the US economy, unemployment levels, the success of businesses reopening fully, the timing for proven treatments and the availability of vaccines for COVID-19, consumer confidence and demand for our products.
*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2021	2020
	(In thousands, except per share data)
Revenue	$149,249	$120,846
Cost of sales	117,556	95,806
Gross profit	31,693	25,040
Selling, general and administrative expenses	26,379	24,213
Amortization of intangible assets	50	324
Operating profit	5,264	503
Interest expense, net	720	603
Other expense, net	171	1,702
Income (loss) from continuing operations before income taxes	4,373	(1,802)
Income tax expense (benefit)	1,497	(448)
Net income (loss) from continuing operations	2,876	(1,354)
Income from discontinued operations, net of tax	—	22,866
Net income	$2,876	$21,512

Basic and diluted earnings (loss) per share:
Continuing operations	$0.21	$(0.10)
Discontinued operations	—	1.68
Basic and diluted earnings (loss) per share	$0.21	$1.58

Basic weighted average shares outstanding	13,855	13,625
Diluted weighted average shares outstanding	13,874	13,625

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31 2021	DECEMBER 31 2020	MARCH 31 2020
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,375	$2,415	$2,078
Trade receivables, net	107,934	144,797	69,569
Inventory	163,831	173,962	89,986
Prepaid expenses and other current assets	13,770	15,118	16,427
Current assets of discontinued operations	—	—	324
Total current assets	286,910	336,292	178,384
Property, plant and equipment, net	24,252	23,490	22,465
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,842	1,892	2,818
Deferred income taxes	3,416	6,965	5,128
Deferred costs	13,960	13,449	11,172
Other non-current assets	2,708	2,827	2,150
Total assets	$339,341	$391,168	$228,370
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$102,725	$152,054	$61,578
Accounts payable to NACCO Industries, Inc.	10	505	496
Revolving credit agreements	—	—	34,547
Accrued compensation	10,894	15,981	8,126
Accrued product returns	5,860	6,853	7,536
Other current liabilities	18,465	23,677	14,098
Current liabilities of discontinued operations	—	—	1,099
Total current liabilities	137,954	199,070	127,480
Revolving credit agreements	102,555	98,360	35,000
Other long-term liabilities	16,133	13,633	12,494
Total liabilities	256,642	311,063	174,974
Stockholders' equity
Class A Common stock	102	100	99
Class B Common stock	41	41	41
Capital in excess of par value	59,456	58,485	55,062
Treasury stock	(5,960)	(5,960)	(5,960)
Retained earnings	46,489	44,915	23,996
Accumulated other comprehensive loss	(17,429)	(17,476)	(19,842)
Total stockholders' equity	82,699	80,105	53,396
Total liabilities and stockholders' equity	$339,341	$391,168	$228,370

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2021	2020
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$2,876	$(1,354)
Adjustments to reconcile net income (loss) from continuing operations to net cash used for operating activities:
Depreciation and amortization	896	792
Deferred income taxes	3,702	1,182
Stock compensation expense	1,107	555
Other	405	343
Net changes in operating assets and liabilities:
Affiliate payable	(495)	—
Trade receivables	36,853	34,811
Inventory	9,774	17,047
Other assets	926	(5,637)
Accounts payable	(49,152)	(49,550)
Other liabilities	(8,781)	(8,231)
Net cash provided by (used for) operating activities from continuing operations	(1,889)	(10,042)
Investing activities
Expenditures for property, plant and equipment	(1,746)	(625)
Net cash provided by (used for) investing activities from continuing operations	(1,746)	(625)
Financing activities
Net additions to revolving credit agreements	4,129	11,102
Other financing	(134)	—
Cash dividends paid	(1,302)	(1,226)
Net cash provided by (used for) financing activities from continuing operations	2,693	9,876
Cash flows from discontinued operations
Net cash provided by (used for) operating activities from discontinued operations	—	(4,968)
Net cash provided by (used for) investing activities from discontinued operations	—	6
Net cash provided by (used for) financing activities from discontinued operations	—	—
Cash provided by (used for) discontinued operations	—	(4,962)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(85)	1,376
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	(1,027)	585
Decrease for the period from discontinued operations	—	(4,962)
Balance at the beginning of the period	3,436	7,164
Balance at the end of the period	$2,409	$2,787

Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$1,375	$2,078
Restricted cash included in prepaid expenses and other current assets	210	186
Restricted cash included in other non-current assets	824	378
Cash and cash equivalents of discontinued operations	—	145
Total cash, cash equivalents, and restricted cash	$2,409	$2,787